Exhibit 4.2



                          LOAN AGREEMENT



                              among



                         WLR FOODS, INC.,

              FIRST UNION NATIONAL BANK OF VIRGINIA,

                       WAMPLER FOODS, INC.

                               and

                 CASSCO ICE & COLD STORAGE, INC.






















                   Dated as of January 1, 1997

                        TABLE OF CONTENTS

                                                             Page

Recitals

                            ARTICLE I

              Definitions and Rules of Construction

     Section 1.1    Definitions . . . . . . . . . . . . . . . -1-
     Section 1.2    Rules of Construction . . . . . . . . . . -3-

                            ARTICLE II

                         Representations

     Section 2.1    Representations by Obligors . . . . . . . -3-

                           ARTICLE III

                Acceptance of Repayment Obligation

     Section 3.1    Acquisition by Bank . . . . . . . . . . . -4-
     Section 3.2    Conditions Precedent to Loan  . . . . . . -5-
     Section 3.3    Existing Agreement  . . . . . . . . . . . -5-

                            ARTICLE IV

                               Loan

     Section 4.1    Loan  . . . . . . . . . . . . . . . . . . -6-
     Section 4.2    Advances  . . . . . . . . . . . . . . . . -6-
     Section 4.3    Note  . . . . . . . . . . . . . . . . . . -6-

                            ARTICLE V

                             Payments

     Section 5.1    Amounts Payable . . . . . . . . . . . . . -6-
     Section 5.2    Default in Payments . . . . . . . . . . . -7-
     Section 5.3    Unconditional Obligations . . . . . . . . -7-
     Section 5.4    Repayment Obligation  . . . . . . . . . . -8-

                            ARTICLE VI

                         Special Covenants

     Section 6.1    Incorporation of Credit Agreement . . . . -9-
     Section 6.2    Indemnification . . . . . . . . . . . . . -9-
     Section 6.3    Certificate as to No Default  . . . . .  -10-

                           ARTICLE VII

                             Guaranty

     Section 7.1    Guaranty of Obligations . . . . . . . .  -11-
     Section 7.2    Waivers . . . . . . . . . . . . . . . .  -11-
     Section 7.3    Forbearance and Modifications . . . . .  -11-
     Section 7.4    Continuing Liability  . . . . . . . . .  -11-
     Section 7.5    Subrogation . . . . . . . . . . . . . .  -12-
     Section 7.6    Subordination . . . . . . . . . . . . .  -12-
     Section 7.7    Further Guaranties  . . . . . . . . . .  -13-

                           ARTICLE VIII

                  Events of Default and Remedies

     Section 8.1    Event of Default  . . . . . . . . . . .  -13-
     Section 8.2    Remedies on Default . . . . . . . . . .  -13-
     Section 8.3    No Remedy Exclusive . . . . . . . . . .  -14-
     Section 8.4    Counsel Fees and Other Expenses . . . .  -14-
     Section 8.5    No Additional Waiver Implied by One
                    Waiver  . . . . . . . . . . . . . . . .  -14-

                            ARTICLE IX

                          Miscellaneous

     Section 9.1    Term of Agreement . . . . . . . . . . .  -14-
     Section 9.2    Successors and Assigns  . . . . . . . .  -15-
     Section 9.3    Jurisdiction and Venue  . . . . . . . .  -15-
     Section 9.4    Severability  . . . . . . . . . . . . .  -15-
     Section 9.5    Applicable Law; Entire Understanding  .  -15-
     Section 9.6    Counterparts  . . . . . . . . . . . . .  -15-
     Section 9.7    Notices . . . . . . . . . . . . . . . .  -15-
     Section 9.8    Other Agreements  . . . . . . . . . . .  -16-




















M#368872                        -ii-

     THIS LOAN AGREEMENT, made as of the first day of January, 1997, among WLR FOODS, INC., a Virginia corporation (the "Borrower"), FIRST UNION NATIONAL BANK OF VIRGINIA, a national banking association, (the "Bank"), and WAMPLER FOODS, INC, a Virginia corporation, and CASSCO ICE & COLD STORAGE, INC., a Virginia corporation (collectively, the "Guarantors");


                           WITNESSETH:

     WHEREAS, the Bank intends to make a loan, as hereinafter described, to the Borrower; and

     WHEREAS, the Bank, the Borrower and the Guarantors desire to set forth the terms and conditions with respect to such financing;

     NOW, THEREFORE, the parties hereto agree as follows:


                            ARTICLE I

              Definitions and Rules of Construction

     Section 1.1 Definitions. In addition to other terms defined elsewhere in this Agreement, the following terms shall have the following meanings in this Agreement unless the context otherwise requires:

     "Account" shall mean the Borrower's checking account number
208-111-123-556-1 at the Bank.

     "Advances" shall mean the advances of the proceeds of the Loan made pursuant to Article IV.

     "Agreement" shall mean this Loan Agreement, including any amendments hereto.

     "Applicable Margin" shall mean the Applicable Margin (as defined in the Credit Agreement) for LIBOR Rate Loans, as specified in the Credit Agreement.

     "Bank" shall mean First Union National Bank of Virginia, as the obligee of the Repayment Obligation, or any successor as such obligee.

     "Borrower" shall mean WLR Foods, Inc., a Virginia corporation.

     "Business Day" shall mean any a Business Day (as defined in the Credit Agreement) with respect to LIBOR Rate Loans.


M#368872                        -1-

     "Closing Date" shall mean the date of the execution and delivery of this Agreement.

     "Credit Agreement" shall mean the Credit Agreement dated the date hereof among the Bank as agent, the Borrower, the Guarantors and the lenders referred to therein (including the Bank), as the same may hereafter be modified or amended with the consent of the Bank. If the Credit Agreement shall terminate, whether by its terms or at the option of any person, the term "Credit Agreement" shall be deemed to refer to the Credit Agreement as in effect immediately prior to such termination.

     "Event of Default" shall mean any of the events set forth in
Section 8.1.

     "Guarantors" shall mean, collectively, Wampler Foods, Inc.
(which was formerly known as Wampler-Longacre, Inc.) and Cassco
Ice & Cold Storage, Inc., both of which are Virginia corporations.

     "Guaranty" shall mean the guaranty by the Guarantors provided for in Article VII.

     "LIBOR" shall mean the LIBOR Rate (as defined in the Credit
Agreement) for a period of one month.

     "LIBOR Rate Loans" shall mean LIBOR Rate Loans (as defined in the Credit Agreement).

     "Loan" shall mean a revolving loan in the maximum amount of $10,000,000 made by the Bank to the Borrower as provided for in this Agreement.

     "Obligors" shall mean, collectively, the Borrower and the Guarantors.

     "Payment of the Loan" shall mean payment in full of the Repayment Obligation and the making in full of all other Required
Payments due and payable at the time of such payment.

     "Prime Rate" shall mean the rate of interest established by First Union National Bank of Virginia from time to time as its prime rate, with the effective date of any change in the Prime Rate being the effective date of the applicable change in the prime rate so established. The Prime Rate is not the lowest or most favorable rate of interest charged by First Union National Bank to its customers.

     "Repayment Obligation" shall mean the Borrower's obligation to repay the Loan, together with interest thereon, as provided in
Article V.


M#368872                        -2-

     "Required Payment" shall mean any payment of money required under the terms of this Agreement to be made by the Obligors.

     "Security" shall mean any funds, agreements, property, rights or interests of any nature whatsoever, guaranties of and any subordination and/or standby agreements related to the Obligations (as defined in Section 7.1) which have been or hereafter are mortgaged, pledged, assigned, transferred, executed or delivered, directly or indirectly, to the Bank as security for or guaranty of the payment or performance of any Obligation.

     "Termination Date" shall mean March 31, 1998, or such later date as may have been agreed to in writing by the Bank.

     Section 1.2 Rules of Construction. The following rules shall apply to the construction of this Agreement unless the context otherwise requires:

          (a) Words importing the singular number shall include the plural number and vice versa, and any gender shall connote any other gender.

          (b) All references herein to particular articles or sections are references to articles or sections of this Agreement unless otherwise indicated.

          (c) The headings and Table of Contents herein are solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

          (d) Words importing the prepayment or calling for prepayment of the Repayment Obligation shall not be deemed to refer to or connote the payment of the Repayment Obligation at its stated maturity.


                            ARTICLE II

                         Representations

     Section 2.1 Representations by Obligors. Each Obligor makes the following representations as the basis for its undertakings hereunder:

          (a) Such Obligor is a stock corporation duly organized under the laws of Virginia and is in good standing therein, has the power and authority to enter into this Agreement and the transactions contemplated thereby and to perform its obligations hereunder, and by proper corporate action has duly authorized the execution and delivery of this Agreement.


M#368872                        -3-

          (b) The execution and delivery of, and compliance by such Obligor with the terms and conditions of, this Agreement will not constitute or result in a default under or violation of
(i) such Obligor's articles of incorporation or bylaws, (ii) any agreement or other instrument to which such Obligor is a party or by which it or its property is bound, or (iii) any constitutional or statutory provision or order, rule, regulation, decree or ordinance of any court, government or governmental authority having jurisdiction over such Obligor or its property.

          (c) Such Obligor has obtained all consents, approvals, authorizations and orders of any governmental or regulatory authority that are required to be obtained by such Obligor as a condition precedent to the execution and delivery of this Agreement or the performance by such Obligor of its obligations hereunder.

          (d)  No Event of Default has occurred and is
continuing, and no event has occurred and is continuing which, with notice or lapse of time or both, would constitute an Event of Default.


                           ARTICLE III

                Acceptance of Repayment Obligation

     Section 3.1 Acquisition by Bank. The Bank represents that it is acquiring the Repayment Obligation for its own account for investment and has no present intention of reselling or disposing of the Repayment Obligation or engaging in any "distribution" thereof (as that term is used in the Securities Act of 1933, as amended, and the regulations of the Securities and Exchange Commission thereunder). The Bank represents that it is familiar with the operations and financial condition of the Obligors based upon information furnished to the Bank by the Obligors and has made such inquiries as it deems appropriate in connection with the acquisition of the Repayment Obligation.

     The Bank shall not assign or offer any portion of the Repayment Obligation, or any participation therein, for sale in any state of the United States without first (a) either (i) taking all necessary action to qualify such portion for offer and sale under the securities and "Blue Sky" laws of the United States and such state or (ii) determining that no such action is necessary because of a registration exemption or exemptions, and
(b) providing to the purchaser of such portion, or any participant therein, all material information in the Bank's possession necessary to evaluate the risks and merits of the investment represented by the purchase of or participation in such portion.


M#368872                        -4-

     The Obligors represent that neither this Agreement nor any information (financial or otherwise) furnished by or on behalf of the Obligors in connection with the negotiation or the making of the Loan contains any untrue statement of a material fact or omits (when considered together with all information furnished) a material fact necessary to make the statements contained therein, in the light of the circumstances in which they were made, not misleading. There is no fact that the Obligors have not disclosed in writing to the Bank that materially affects adversely or, so far as the Obligors can now foresee, based on facts known to them, will have a material adverse effect on the properties, business, profits or condition (financial or otherwise) of any Obligor or the ability of any Obligor to perform its obligations hereunder.

     Section 3.2 Conditions Precedent to Loan. The Bank shall be required to make the Loan only upon delivery to it, in form and substance satisfactory to it, of the following:

          (a)  An executed copy of this Agreement.

          (b) Evidence of the due authorization, execution and delivery of this Agreement by the parties thereto.

          (c) Certified copies of (i) the resolutions of the Obligors' boards of directors authorizing execution and delivery of this Agreement, (ii) the articles of incorporation of each Obligor, and (iii) the bylaws of each Obligor.

          (d)  An opinion of counsel for the Obligors.

          (e) Such other documentation, certificates and opinions as may be reasonably required by the Bank.

     Section 3.3 Existing Agreement. On and after the Closing Date, the Loan Agreement dated as of March 1, 1995 among the Borrower, the Bank and the Guarantors, as modified by a Modification Agreement dated as of April 1, 1996 (the "Existing Agreement") shall be interpreted as though the Closing Date were the Termination Date (as defined in the Existing Agreement). Thus, no more advances shall be made to the Borrower under the Existing Agreement after the Closing Date, and the Borrower shall pay to the Bank on the Closing Date the principal amount of the Repayment Obligation (as defined in the Existing Agreement), together with all interest then accrued.








M#368872                        -5-

                            ARTICLE IV

                               Loan

     Section 4.1 Loan. The Bank shall make the Loan by making Advances to the Borrower in such amounts as may be requested from time to time by the Borrower; provided that no Advance shall be made which would cause the outstanding principal amount of the Repayment Obligation to exceed $10,000,000. The Loan shall be a revolving loan, and the Borrower may reborrow principal amounts of the Repayment Obligation which have previously been paid, subject to the limitation set forth in the preceding sentence.

     Section 4.2 Advances. An Advance shall be made by one or more checks or wire transfers paid to the Borrower; provided that the Bank may elect to make any Advance by crediting the Account with the amount of the Advance.

     The Bank shall not be required to make any requested Advance until the Bank shall have received all of the items specified in
Section 3.2, even if the Bank shall have made any earlier Advance without having received all of such items. The Bank also shall not be required to make any requested Advance at any time that an event has occurred and is continuing which constitutes or, with notice or lapse of time or both, would constitute an Event of Default. As a condition to the making of any Advance, the Bank may require satisfactory evidence or representations as to the absence of such an event.

     No Advance shall be made after the Termination Date.

     Section 4.3 Note. Upon the request of the Bank, the Borrower shall execute and deliver to the Bank a promissory note, satisfactory to the Bank, to evidence the Borrower's obligation to make the principal and interest payments provided for in
Section 5.4; provided that the Borrower shall be required to make such payments regardless of whether such a promissory note shall have been so executed and delivered. Any amount at any time paid to the holder of such promissory note as a payment of principal of or interest on such promissory note shall be credited against the Borrower's obligations hereunder (but subject to collection of any instrument, draft, check or order for payment received by such holder).


                            ARTICLE V

                             Payments

     Section 5.1 Amounts Payable. (a) The Borrower shall make all payments of the Repayment Obligation, as and when the same become due (whether at maturity, by acceleration or otherwise),

M#368872                        -6-
in the manner set forth herein and shall make all other Required
Payments in the manner set forth in this Agreement.   Payments to
the Bank shall be made in lawful money of the United States of America at the address of the Bank set forth in Section 9.7 or at such other place as the Bank may direct in writing.

          (b) The Borrower shall pay (i) the reasonable fees and expenses of the Bank and counsel to the Bank and all other costs, fees and expenses incidental to the financing hereunder and the costs of producing this Agreement, (ii) all taxes of any kind whatsoever lawfully assessed, levied or imposed with respect to the transactions contemplated by this Agreement, and (iii) all costs of collection (including reasonable counsel fees) in the event of a default in the payment of the principal of or interest on the Repayment Obligation or other charges payable under this Agreement. The obligations of the Borrower under this subsection shall survive Payment of the Loan.

     Section 5.2 Default in Payments. If the Borrower should fail to make any Required Payment of principal of and/or interest on the Repayment Obligation by the date which is seven days after the due date for such Required Payment, the Borrower shall pay the Bank a late charge in an amount equal to the lesser of (a) 5% of the amount of such Required Payment or (b) $200. If the Borrower should fail to make any other Required Payment when due, the Borrower shall, to the extent permitted by law, pay interest thereon at the Prime Rate plus 0.5%.

     Section 5.3 Unconditional Obligations. The obligations of the Obligors to make Required Payments and to perform and observe all other covenants, conditions and agreements hereunder shall be general obligations of the Obligors and shall be absolute and unconditional, irrespective of any defense or any rights of setoff, recoupment or counterclaim any Obligor might otherwise have against the Bank. Nothing in this section shall be construed as a waiver by the Obligors of any rights or claims any of them may have against the Bank under this Agreement or otherwise, but any recovery upon such rights and claims shall be had from the Bank separately. The Obligors shall not suspend or discontinue any such payment hereunder or fail to observe and perform any of their other covenants, conditions and agreements under this Agreement for any cause, including without limitation any acts or circumstances that may constitute failure of consideration, or commercial frustration of purpose, or any change in the tax or other laws of the United States of America, the Commonwealth of Virginia or any political subdivision of either, or any failure of the Bank to observe and perform any covenant, condition or agreement, whether express or implied, or any duty, liability or obligation contained in or arising out of or in connection with this Agreement.



M#368872                        -7-

     Section 5.4 Repayment Obligation. The principal amount of the Repayment Obligation at any time shall be equal to the aggregate Advances theretofore made less any principal amount of the Repayment Obligation which shall theretofore have been paid to the Bank by the Borrower. Interest shall be payable on the principal amount of the Repayment Obligation at a variable rate per annum equal to LIBOR plus the Applicable Margin. For purposes of this Agreement, (a) LIBOR as in effect on the first Business Day of a month shall be deemed to be in effect for the entirety of such month, and (b) the Applicable Margin as in effect on the first Business Day of a month shall be deemed to be in effect for the entirety of such month.

     Any payment by the Borrower with respect to the Repayment
Obligation shall be applied first to the payment of interest then accrued on the Repayment Obligation and then to the payment of the principal amount of the Repayment Obligation.

     The principal amount of the Repayment Obligation, together with all interest then accrued, shall be due and payable in full on the Termination Date.

     The Repayment Obligation is subject to prepayment in whole or in part, without prior notice, on any Business Day by payment of the principal amount thereof to be prepaid, together with all interest then accrued.

     Interest on the Repayment Obligation shall be payable on the first day of each month, beginning on the first day of the month following the month in which the Closing Date occurs.

     Unless otherwise agreed by the Borrower and the Bank, the Bank shall debit the Account for the amount of any payment of principal of or interest on the Repayment Obligation; provided that the Borrower shall make any such payment to the extent that the balance in the Account is insufficient therefor. Notwithstanding the foregoing, so long as that certain Sweep Plus Agreement to which the Bank and the Borrower are parties (the "Sweep Plus Agreement") is in effect, such payment shall be made in the manner provided in the Sweep Plus Agreement to the extent
(i) the Sweep Plus Agreement provides for such payment and (ii) the assets available for such payment pursuant to the Sweep Plus Agreement are sufficient to make such payment in a timely fashion.









M#368872                        -8-

                            ARTICLE VI

                         Special Covenants

     Section 6.1 Incorporation of Credit Agreement. Each of the covenants set forth in Articles VIII through X, inclusive, of the Credit Agreement other than Section 10.10 thereof (the "Covenants") are incorporated herein by reference, and the Bank may enforce the Covenants in the same manner as through they were set forth in full herein. If Article VI of the Credit Agreement shall require that any notice or other writing be delivered to the Agent or any Lender (both as defined in the Credit Agreement), such notice or writing, or a copy thereof, shall be delivered to the Bank at the same time that it is required to be delivered to the Agent or such Lender. Notwithstanding the fact that the Borrower shall not be required to comply with a Covenant by reason of a consent or waiver by the Agent and/or one or more of the Lenders, the Borrower shall nevertheless comply with such Covenant for the benefit of the Bank unless such compliance shall have been waived by the Bank. If the Credit Agreement or the Borrower's obligations thereunder shall have terminated, the Covenants and Article VI of the Credit Agreement shall be deemed to have continued in effect for the benefit of the Bank.

     Section 6.2 Indemnification. (a) The Borrower shall protect, indemnify and save harmless the Bank and any person who "controls" (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20(a) of the Securities Exchange Act of 1934, as amended) the Bank (collectively, the "Indemnified Parties") from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys' fees and expenses and settlement amounts) imposed upon or incurred by or asserted against any Indemnified Party on account of or related to (i) any failure of the Obligors to comply with any of the terms, warranties, covenants or representations set forth in this Agreement, or (ii) any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to any property of the Obligors or the use thereof; provided that such indemnity shall be effective only to the extent of any loss that may be sustained by an Indemnified Party in excess of the proceeds received by it from any insurance carried with respect to such loss; and provided further that benefits of this section shall not inure to any person other than the Indemnified Parties. Nothing contained herein shall require the Borrower to indemnify any Indemnified Party for any claim or liability resulting from such Indemnified Party's negligence or willful, wrongful acts.

     (b) The Borrower shall also indemnify and hold harmless the Indemnified Parties against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue

M#368872                        -9-
statement of a material fact contained in information submitted by any Obligor to the Bank with respect to the making of the Loan or caused by any omission or alleged omission of any material fact necessary to be stated therein in order to make such statements to such Bank not misleading or incomplete.

     (c) If any action is brought against any Indemnified Party in respect of which indemnity may be sought from the Borrower under subsection (a) or (b) above, such Indemnified Party shall promptly notify the Borrower in writing, and the Borrower shall assume the defense thereof, including the employment of counsel, the payment of all expenses and the right to negotiate and consent to settlement. Each Indemnified Party has the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of such Indemnified Party unless the employment of such counsel has been specifically authorized by the Borrower. The Borrower will not be liable for any settlement of any such action made without its consent, but if such action is settled with the consent of the Borrower or if there be a final judgment for the plaintiff in such action, the Borrower shall indemnify and hold harmless the Indemnified Parties from and against any loss or liability by reason of such settlement or judgment.

     (d) The obligations of the Borrower under this section shall survive Payment of the Loan. All references in this section to any Indemnified Party shall include its directors, officers, employees and agents.

     Section 6.3 Certificate as to No Default. The Borrower shall deliver to the Bank concurrently with the delivery of each of the annual financial statements of the Borrower provided for in Section 7.1(b) of the Credit Agreement a certificate signed by the president, a vice president or the treasurer of the Borrower stating that, during the period covered by such financial statements and as of the date of such certificate, no event or condition has occurred or existed, or is occurring or existing, that constitutes or that, with notice or lapse of time or both, would constitute an Event of Default, or if such an event or condition has occurred or existed, or is occurring or existing, specifying the nature and period of such event or condition and what action the Obligors have taken, are taking or propose to take with respect thereto. Each Obligor shall promptly notify the Bank at any time such Obligor becomes aware of any event or condition described in the preceding sentence.







M#368872                        -10-

                           ARTICLE VII

                             Guaranty

     Section 7.1 Guaranty of Obligations. The Guarantors hereby jointly and severally guarantee to the Bank, the prompt payment, when due, of all obligations of the Borrower under this Agreement (the "Obligations") and agree that upon default by the Borrower in the payment when due of any Obligation, the Guarantors will promptly pay the same. The guaranty obligation of the Guarantors contained in this section shall be a continuing, absolute and unconditional guaranty. The foregoing is a guaranty of payment, and not of collection.

     Section 7.2 Waivers. (a) The Guarantors hereby waive notice of the creation, incurrence or extension of any Obligations now existing or hereafter arising.

     (b) The Guarantors hereby waive protest, all demands and all notices including, but not limited to, any notices in connection with, related to or associated with, whether by law or agreement, (i) the failure (whether partial or otherwise) by the Borrower or by any other person to timely, properly or otherwise pay or perform any Obligation or (ii) the creation, preservation, perfection or enforcement or lack thereof, or any failure by any person in respect thereof, regarding any Security.

     Section 7.3 Forbearance and Modifications. The Guarantors hereby agree that, without further notice or consent, the same hereby being waived, and without affecting the Guarantors' liabilities hereunder, the Bank may at any time, in the exercise of its sole discretion, take or refrain from taking any lawful action, including without limitation changing any terms of all or any part of any Obligations, granting any extensions, modifications or renewals of any Obligations, effecting any releases, compromises or settlements or making any other indulgences with respect to any Obligations, entering into any agreement concerning the use of any or all of the Security or changing the terms of any agreement concerning any or all of the Security, consenting to the substitution, exchange or release of all or any part of the Security or any person liable to the Bank with respect thereto, realizing upon all or any part of the Security in any lawful manner, or forbearing from realizing upon all or any part of the Security.

     Section 7.4 Continuing Liability. (a) The Guarantors shall not be released from any obligations or liability under and shall not have any rights or recourse against the Bank, for any reason relating to (i) any default with respect to any Security existing when the Security is accepted by the Bank or at any time thereafter, (ii) any failure to convey, create or perfect a valid lien or security interest in any Security, (iii) any invalidity

M#368872                        -11-
or defect in any Security, (iv) the existence of any equities, defenses or claims in favor of others with respect to any Security, (v) failure to correctly estimate the value of any Security or the change in value of any Security, (vi) any deterioration, waste or loss to any Security, and/or (vii) any rights and consents granted, waivers made or other actions taken or not taken by the Bank hereunder. THE GUARANTORS HEREBY WAIVE ALL SURETYSHIP AND OTHER SIMILAR DEFENSES, INCLUDING BUT NOT LIMITED TO THE RIGHT TO REQUIRE THE BANK TO PROCEED TO ENFORCE THE OBLIGATIONS AGAINST ANY PERSON BEFORE OR CONTEMPORANEOUSLY WITH THE ENFORCEMENT OF THIS GUARANTY.

     (b) The Guarantors' obligations and liabilities under the Guaranty shall not be in any way affected or terminated if any other person liable, primarily or secondarily, directly or indirectly, for all or any part of any Obligations shall cease to exist, dissolve, wind up its business, suspend business, make any assignment for the benefit of creditors generally, become insolvent or admit in writing its insolvency, generally not pay its debts as they become due, or become a debtor in a bankruptcy case or if a receiver, trustee or custodian is appointed for such other person's property or is authorized to take charge of any of its property to enforce a lien or security interest against it or for purposes of general administration for the benefit of its creditors, or if such other person should petition or apply to any tribunal for any receiver for or any trustee of it or its estate or for relief under any bankruptcy, arrangement, reorganization, readjustment of debt, receivership, dissolution or liquidation proceedings or under any law relating to the relief of debtors, or have any such action commenced against it, with or without its consent.

     Section 7.5 Subrogation. The Guarantors shall not assert any right of subrogation with respect to the Obligations or any Security prior to Payment of the Loan. No subrogation of the Guarantors shall require the Bank to proceed against any person or entity or to resort to any Security or to take any other action of any kind as a result of subrogation.

     Section 7.6 Subordination. The Guarantors hereby (a) subordinate to the Obligations any present and future debts, obligations or liabilities, whether contingent or otherwise, of the Borrower to any Guarantor, alone or with any other person,
(b) subordinate any liens or security interests, whether now existing or hereafter arising, securing payment of such debts, obligations or liabilities, and (c) agree that no Guarantor shall ask for, demand, sue for, take or receive any part of such debts, obligations and liabilities while payment of any of the Obligations is in default. If any payment is made to any Guarantor on account of such debts, obligations or liabilities in violation of the terms hereof, such Guarantor shall forthwith pay all such amounts to the Bank to be credited and applied, in the

M#368872                        -12-

Bank's sole discretion, to the Obligations then outstanding, whether matured or unmatured, contingent or otherwise.

     Section 7.7    Further Guaranties.   Any subsequent guaranty
to or for the benefit of the Bank by any person, including any Guarantor, shall not supersede or terminate the Guaranty, but shall be an additional guaranty unless otherwise stated therein. If any Guarantor has given a previous guaranty to the Bank, the Guaranty shall be in addition to such previous guaranty.


                           ARTICLE VIII

                  Events of Default and Remedies

     Section 8.1 Event of Default. Each of the following shall be an Event of Default:

          (a) Failure of the Borrower to make any payment of principal of or interest on the Repayment Obligations when due and the continuation of such failure for five days.

          (b) Failure of any Obligor to observe or perform any of its other covenants, conditions or agreements hereunder for a period of 60 days after notice (unless the Borrower and the Bank shall agree in writing to an extension of such time prior to its expiration) specifying such failure and requesting that it be remedied, given by the Bank to the Borrower, or in the case of any such default that can be cured but cannot with due diligence be cured within such 60-day period, failure of such Obligor to proceed promptly to cure the same and thereafter prosecute the curing of the same with due diligence.

          (c) Reasonable determination by the Bank that any warranty, representation or other statement by or on behalf of any Obligor contained in this Agreement or any financial statement or other information furnished in connection with the making of the Loan was false or misleading in any material respect at the time it was made or delivered.

          (d)  An Event of Default, as defined in the Credit
Agreement.

     Section 8.2 Remedies on Default. Upon the occurrence and continuation of an Event of Default, the Bank may:

          (a) Declare all payments hereunder to be due and payable on a date which is not earlier than 30 days after notice of such declaration is given to the Borrower by the Bank, whereupon the same shall become due and payable on such date.



M#368872                        -13-

          (b) Take whatever action at law or in equity may appear necessary or desirable to collect the amounts then due and thereafter to become due hereunder or to enforce observance or performance of any covenant, condition or agreement of the Obligors under this Agreement.

     The Bank shall give notice to the Borrower of the exercise of any of the rights or remedies under this section (i) in writing in the manner provided in Section 9.7 and (ii) by telephone or telegram, provided that failure to give such notice by telephone or telegram shall not affect the validity of the exercise of any right or remedy under this section.

     Any balance of the moneys collected pursuant to action taken under this section remaining after payment of all costs and expenses of collection and amounts due hereunder shall be paid to the Bank and applied toward the making of Required Payments then due and payable, provided that after Payment of the Loan and payment of all other sums required by applicable law any such balance shall be paid to the Borrower.

     Section 8.3 No Remedy Exclusive. No remedy herein conferred upon or reserved to the Bank is intended to be exclusive of any other remedy, and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute. No delay or failure to exercise any right or power accruing upon an Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, and any such right or power may be exercised from time to time and as often as may be deemed expedient.

     Section 8.4    Counsel Fees and Other Expenses.  The
Borrower shall on demand pay to the Bank the reasonable counsel fees and other reasonable expenses incurred by the Bank in the collection of payments hereunder or the enforcement of any other obligation of the Borrower upon an Event of Default.

     Section 8.5 No Additional Waiver Implied by One Waiver. If any party or its assignee waives a default by any other party under any covenant, condition or agreement herein, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.


                            ARTICLE IX

                          Miscellaneous

     Section 9.1 Term of Agreement. This Agreement shall be effective upon execution and delivery hereof. Subject to earlier satisfaction upon prepayment of all of the Borrower's obligations

M#368872                        -14-
hereunder and the making in full of all other Required Payments due and payable at the date of such prepayment (but only if the Borrower shall have agreed that it shall not be entitled to receive any further Advances), and subject to any provisions hereof which survive Payment of the Loan, the Obligors' obligations hereunder shall expire on the date provided herein for the final payment of principal on the Repayment Obligation, or if all Required Payments have not been made on such date, when all Required Payments shall have been made.

     Section 9.2 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. No assignment by any Obligor shall relieve such Obligor of its obligations hereunder.

     Section 9.3 Jurisdiction and Venue. Any judicial proceeding to enforce performance of any obligation of any Obligor under this Agreement may be brought before any court of competent jurisdiction located in Harrisonburg, Virginia or in Roanoke, Virginia or in the United States District Court for the Western District of Virginia. If any such proceeding is brought before any such court, no Obligor shall assert any defense relating to the jurisdiction of such court or the venue of such proceedings. The Obligors agree that service of process with respect to any such proceeding may be made upon any employee or officer of any Obligor who may be located in the Commonwealth of Virginia at the time such service and that any such service shall be deemed to be valid service upon any Obligor named as a party in such proceeding.

     Section 9.4    Severability.  If any provision of this
Agreement shall be held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provision hereof.

     Section 9.5 Applicable Law; Entire Understanding. This Agreement shall be governed by the applicable laws of the Commonwealth of Virginia. This Agreement expresses the entire understanding and all agreements between the parties and may not be modified except in a writing signed by the parties. This Agreement may not be modified before Payment of the Loan without the consent of the Bank.

     Section 9.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, and all of which together shall constitute but one and the same instrument.

     Section 9.7 Notices. Except as may otherwise be provided herein, all demands, notices, approvals, consents, requests and other communications hereunder shall be in writing and shall be

M#368872                        -15-
delivered or given by certified mail, postage prepaid, addressed as follows:

               (a)  If to the Borrower, at:

For U.S. Mail:                     For Courier or Other Delivery:

P.O. Box 7000                      800 Co-op Drive
Broadway, VA  22815-7000           Timberville, Virginia  22853
Attn:  Chief Financial             Attn:  Chief Financial
       Officer                            Officer;

               (b)  If to either Guarantor, at:

For U.S. Mail:                     For Courier or Other Delivery:

c/o WLR Foods, Inc.                c/o WLR Foods, Inc.
P.O. Box 7000                      800 Co-op Drive
Broadway, VA  22815-7000           Timberville, Virginia  22853
Attn:  Chief Financial             Attn: Chief Financial
       Officer                      Officer; and

               (c)  If to the Bank, at:

                         First Union National Bank of Virginia
                         201 South Jefferson Street
                         Roanoke, Virginia  24011
                         Attn:  Commercial Banking

     Any Obligor and the Bank may, by notice given hereunder, designate any further or different addresses to which subsequent demands, notices, approvals, consents, requests and other communications shall be sent or persons to whose attention the same shall be directed.

     Section 9.8 Other Agreements. To the extent that the execution and delivery of this Agreement by any Obligor or the performance of its obligations thereunder, would constitute a violation of or default under any other agreement to which the Bank and such Obligor are parties, such other agreement is hereby amended (to the extent such amendment can be effected without the consent of persons who are not parties to this Agreement) to permit such execution and delivery or such performance, as the case may be, and any default under such agreement resulting from such execution and delivery or such performance is hereby waived.









M#368872                        -16-

     IN WITNESS WHEREOF, the Bank and the Obligors have caused this Agreement to be executed in their respective names, all as of the date first above written.

                              FIRST UNION NATIONAL BANK OF
                              VIRGINIA


                              By_/s/ Stewart H. Marley___________
                                   Its___Senior Vice President___


                              WLR FOODS, INC.


                              By_/s/ Robert T. Ritter_________
                                   Its___Treasurer_______________


                              WAMPLER FOODS, INC.


                              By___/s/ Robert T. Ritter__________
                                   Its______Treasurer____________


                              CASSCO ICE & COLD STORAGE, INC.


                              By__/s/ Daniel R. Detamore-Hunsberger
                                   Its__Assistant Treasurer______

























M#368872